  Exhibit 99.1

  NEWS RELEASE
TSX: SCY
July 24 2019
NR 19-11
 www.scandiummining.com
NEW MINE LEASE GRANT RECEIVED FOR SCANDIUM INTERNATIONAL’S NYNGAN PROJECT IN AUSTRALIA

Reno, Nevada – July 24, 2019 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) advises that its Australian subsidiary, EMC Metals Australia Pty Ltd. (“EMC-A”) has been granted a new mine lease (“ML 1792”) by the New South Wales Department of Planning, Industry and Environment (the “Department”), pertaining to the Nyngan Scandium Project. The new ML is based on a mine lease application filed in April 2019 (“MLA 568”), and the Company is in receipt of the authorized Department notification of the grant.

HIGHLIGHTS:
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ML 1792 covers 364.2 hectares of freehold ground fully owned by EMC-A,
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The Company can construct and operate a scandium mine of similar scale to our current plans, within the footprint defined by this new ML,
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The ongoing status of the 2016 landowner objection to the earlier mine lease application no longer hinders the development of the Nyngan Scandium Project, and
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The Company continues to negotiate with the neighboring landowner to purchase some or all of the land over which the 2016 objection was lodged.

DISCUSSION:
The Company has previously filed three news releases on this matter, in January, April, and May of 2019, outlining issues that resulted in the Company filing a new 2019 application for a mining lease relating to the Nyngan project, as a replacement for a mine lease grant received in 2017.

As previously reported, a formal objection was filed in 2016 by an affected landowner opposing our application for a mine lease (‘MLA 531’), in that same year. The objection was not properly handled by the Department, when received, and therefore not properly considered or formally determined prior to the mine lease award in 2017. On that basis, and after some attempt by the Department to rule on the validity of the objection itself, the Department first advised EMC-A that it was their view that ML 1763 was invalid, and later confirmed that invalid status in June 2019.

With notice from the Department on this action regarding ML 1763, the Company elected to have EMC-A file a new MLA (“MLA 568”) in April 2019, covering only EMC-A owned surface rights related to the project, totaling about 364.2 hectares, and excluding approximately 504 hectares of surface rights owned by the objecting landowner. This action has now resulted in the grant of ML1792, which is unaffected by the prior landowner objection, and will remain unaffected by any subsequent decision by the Department on the validity of that prior objection.

The validity of the landowner’s ‘Agricultural Land’ objection remains under investigation by the Department, who is required by Law to make a final determination on the matter. Depending on the results of that determination, it remains possible for EMC-A to receive several mine lease grants covering all surface area (approx.. 870 hectares) included in the original 2017 ML grant.

Regardless of how the Department rules on the validity of the neighboring landowner’s objection, the Company can also recover mining rights to the adjacent property through purchase, lease, or consent, from the landowner. The Company remains in active discussion with the landowner regarding the property rights in question.

SCY shareholders, stakeholders, and future customers should recognize that the Company maintains it can construct and operate a scandium mine, of similar design and scale to our current plans, based on the boundaries defined in our newly granted ML1792.

George Putnam, CEO of Scandium International Mining Corp. commented:

“This replacement mine lease grant for our Nyngan Scandium Project represents a successful resolution to a complicated matter that has been a distraction for both the Company, and for SCY shareholders, since the start of 2019. The Company has always had confidence in this outcome, and has remained focused on the important marketing work at the forefront of our effort to bring Nyngan into production. We continue to make progress with our LOI partners, to court more LOI partners, and to pursue the offtake agreements necessary to finance the Nyngan project and commission the world’s first primary scandium mine.”

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project is 100% owned by the Company, through our Australian subsidiary, EMC Metals Australia Pty Ltd.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company, and risks associated with permitting. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.